Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2019 First Quarter Results
MALVERN, Pa. (May 7, 2019) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2019 first quarter ended March 30, 2019.
First Quarter Highlights:

•	Growth in revenues to $76.5 million, up 4.7% year-over-year

•	Gross profit margin was 43.2% for the quarter as compared to 39.0% for the prior year period

•	Operating income increased by 54% to $12.6 million as compared to $8.2 million in the prior year period

•	Operating margin for the quarter was 16.5%, compared to 11.2% for the prior year period

•	Earnings increased 65% to $0.61 per diluted share, compared to $0.37 reported last year

•	Cash from operations was $8.1 million with free cash flow* of $4.8 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We are pleased to report a strong start to 2019, highlighted by solid revenues and a substantial increase in margins. Performance in the quarter was largely the result of execution on our strategic plan, which was bolstered by a favorable mix of business during the period. We remain focused on building on the strong cash generation delivered through the first quarter, and driving long-term shareholder value.”
The Company grew first fiscal quarter 2019 net earnings attributable to VPG stockholders to $8.2 million, or $0.61 per diluted share, compared to $5.0 million, or $0.37 per diluted share, in the first fiscal quarter of 2018. Foreign currency exchange rates for the first quarter of 2019 increased net income by $0.3 million, or $0.02 per diluted share, relative to the prior year period.
Segments
Foil Technology Products segment revenues grew 8.5% to $37.0 million in the first fiscal quarter of 2019, up from $34.2 million in the first fiscal quarter of 2018; sequential revenue increased 0.8% compared to $36.7 million in the fourth quarter of 2018. The year-over-year increase in revenues were attributable to Pacific Instruments products in the Americas for end user customers in the avionics, military and space market and Advanced Sensor products in the force measurement market primarily in Asia and the Americas.
Gross profit margin for the Foil Technology Products segment was 44.7% for the first fiscal quarter of 2019, an increase compared to 42.8% in the first fiscal quarter of 2018, and an increase compared to 42.0% in the fourth fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to an increase in volume. Sequentially, gross profit margin increased due to an increase in volume and manufacturing efficiencies.
Force Sensors segment revenues declined 13.0% to $16.7 million in the first fiscal quarter of 2019, compared to $19.2 million in the first fiscal quarter of 2018; sequential revenue decreased 1.6%, compared to $17.0 million in the fourth quarter of 2018. The year-over-year and sequential decreases in revenues were mainly attributable to OEM customers in the force measurement market, primarily in the Americas.
Gross profit margin for the Force Sensors segment was 30.2% for the first fiscal quarter of 2019, an increase compared to 27.3% in the first fiscal quarter of 2018, and an increase compared to 26.6% in the fourth fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to manufacturing efficiencies and export grants in India partially offset by a decrease in volume. Sequentially, gross profit margin increased due to export grants in India and positive foreign exchange rate impact partially offset by a decrease in volume.

Weighing and Control Systems segment revenues grew by 15.4% to $22.7 million in the first fiscal quarter of 2019, up from $19.7 million in the first fiscal quarter of 2018; sequential revenue decreased 2.1% from $23.2 million in the fourth fiscal quarter of 2018. The increase in revenues year-over-year was primarily attributable to the steel product line in all regions. The sequential decrease in revenue was primarily attributable to a decrease in the steel product line in Asia and the process weighing and onboard weighing product lines in the Americas partially offset by an increase in the onboard weighing product line in Europe.
The first fiscal quarter 2019 gross profit margin for the Weighing and Control Systems segment was 50.2%, an increase compared to 43.9% from the first fiscal quarter of 2018, and an increase compared to 46.8% from the fourth fiscal quarter of 2018. The year-over-year increase in gross profit margin was primarily due to the increase in volume. Sequential gross profit margin increase was primarily due to manufacturing efficiencies.
Near-Term Outlook
“Given the current business environment and our most recent order intake, at constant first fiscal quarter 2019 exchange rates, we expect net revenues in the range of $70 million to $76 million for the second fiscal quarter of 2019,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define "free cash flow" as the amount of cash generated from operations ($8.1 million for the first fiscal quarter of 2019), in excess of our capital expenditures ($3.3 million for the first fiscal quarter of 2019) net of proceeds, if any, from the sale of assets ($0.0 million for the first fiscal quarter of 2019).
Conference Call and Webcast
A conference call will be held today (May 7) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 0105250, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10130492. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 30, 2019	March 31, 2018
Net revenues	$76,525	$73,091
Costs of products sold	43,474	44,586
Gross profit	33,051	28,505
Gross profit margin	43.2%	39.0%

Selling, general, and administrative expenses	20,448	20,319
Operating income	12,603	8,186
Operating margin	16.5%	11.2%

Other income (expense):
Interest expense	(388)	(442)
Other	(772)	(649)
Other income (expense) - net	(1,160)	(1,091)

Income before taxes	11,443	7,095

Income tax expense	3,117	2,137

Net earnings	8,326	4,958
Less: net earnings attributable to noncontrolling interests	83	(30)
Net earnings attributable to VPG stockholders	$8,243	$4,988

Basic earnings per share attributable to VPG stockholders	$0.61	$0.37
Diluted earnings per share attributable to VPG stockholders	$0.61	$0.37

Weighted average shares outstanding - basic	13,495	13,342
Weighted average shares outstanding - diluted	13,563	13,497

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,144	$90,159
Accounts receivable, net	52,484	53,156
Inventories:
Raw materials	18,832	18,052
Work in process	23,480	22,007
Finished goods	21,059	22,182
Inventories, net	63,371	62,241

Prepaid expenses and other current assets	12,815	9,314
Total current assets	221,814	214,870

Property and equipment, at cost:
Land	3,411	3,390
Buildings and improvements	51,298	51,055
Machinery and equipment	107,404	105,840
Software	8,942	8,532
Construction in progress	1,542	2,157
Accumulated depreciation	(113,575)	(111,555)
Property and equipment, net	59,022	59,419

Goodwill	16,238	16,141

Intangible assets, net	17,390	17,656

Other assets	28,326	18,297
Total assets	$342,790	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 30, 2019	December 31, 2018
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,736	$11,461
Payroll and related expenses	18,411	17,757
Other accrued expenses	18,780	17,031
Income taxes	2,277	3,879
Current portion of long-term debt	4,766	4,654
Total current liabilities	54,970	54,782

Long-term debt, less current portion	21,172	22,421
Deferred income taxes	2,200	2,200
Other liabilities	21,541	13,545
Accrued pension and other postretirement costs	15,029	14,982
Total liabilities	114,912	107,930

Commitments and contingencies

Equity:
Common stock	1,311	1,307
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	196,578	196,666
Retained earnings	75,343	66,569
Accumulated other comprehensive loss	(36,779)	(37,465)
Total Vishay Precision Group, Inc. stockholders' equity	227,791	218,415
Noncontrolling interests	87	38
Total equity	227,878	218,453
Total liabilities and equity	$342,790	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Fiscal quarter ended
	March 30, 2019	March 31, 2018
Operating activities
Net earnings	$8,326	$4,958
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,854	2,684
Loss/(gain) on disposal of property and equipment	1	(53)
Share-based compensation expense	514	373
Inventory write-offs for obsolescence	489	613
Deferred income taxes	313	268
Other	(2,367)	(723)
Net changes in operating assets and liabilities:
Accounts receivable, net	850	(5,519)
Inventories, net	(1,507)	(1,910)
Prepaid expenses and other current assets	(3,484)	(2,517)
Trade accounts payable	628	1,687
Other current liabilities	1,488	1,943
Net cash provided by operating activities	8,105	1,804

Investing activities
Capital expenditures	(3,334)	(4,296)
Proceeds from sale of property and equipment	29	53
Net cash used in investing activities	(3,305)	(4,243)

Financing activities
Principal payments on long-term debt	(1,155)	(2,970)
Proceeds from revolving facility	—	8,000
Payments on revolving facility	—	(3,000)
Distributions to noncontrolling interests	(34)	(117)
Payments of employee taxes on certain share-based arrangements	(795)	(785)
Net cash (used in) provided by financing activities	(1,984)	1,128
Effect of exchange rate changes on cash and cash equivalents	169	753
Increase (decrease) in cash and cash equivalents	2,985	(558)

Cash and cash equivalents at beginning of period	90,159	74,292
Cash and cash equivalents at end of period	$93,144	$73,734

Supplemental disclosure of non-cash investing transactions:
Capital expenditures purchased	$(1,986)	$(1,773)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$—	$(2,794)